Exhibit 10.1

 CLINICAL TRIAL RESEARCH AGREEMENT

This Agreement is entered into by and between: Applied Biology, s.r.o. with an address at Jaurisova 515/4, 140 00 Prague 4, Michle, hereinafter called "Institution," and Jupiter Wellness, Inc., with an address at 725 N. Highway A1A, Suite C106, Jupiter, FL 33477, hereinafter called “Sponsor."

BACKGROUND

The research program contemplated by this Agreement is of mutual interest and benefit to the Institution and to the Sponsor, and will further the Institution's instructional and research objectives.

TERMS

1.	SCOPE OF WORK

The Institution shall develop a Protocol ("Protocol") and shall exercise its best efforts to carry out the research ("Study") set forth in the Protocol, in accordance with this Agreement. In the event of any inconsistency between this Agreement and the Protocol, the terms of this Agreement shall govern. Nothing in this Agreement shall be construed as limiting the freedom of the Institution or Principal Investigator from engaging in similar research made under other grants, contracts or agreements with parties other than Sponsor.

2.	PRINCIPAL INVESTIGATOR

Institution’s Principal Investigator shall be appointed by the Institution hereinafter called “Principal Investigator”, who will be responsible for the direction of the Study in accordance with the Protocol, applicable Institution policies, generally accepted standards of good clinical practice, all applicable local, state and federal laws and regulations governing the performance of clinical investigations.

3.	PERFORMANCE PERIOD

The effective period of this Agreement will be from the date of execution of this Agreement and will continue until completion of the obligations established in this Agreement and Exhibit A (attached hereto) unless otherwise terminated in accordance with Article 14. The effective period may be extended by the mutual written consent of the parties hereto, as provided in Article 16.

4.	RECORDKEEPING
A.	The Institution and the Principal Investigator shall prepare and maintain records, reports and data as provided in the Protocol, CRFs, IRB/EC requirements, and in accordance with all applicable local, state and federal laws and regulations.

B.	Institution shall cooperate with any regulatory authority with appropriate jurisdiction and allow them reasonable access to relevant study records and data.
C.	Institution shall cooperate with Sponsor in making records, reports and data developed under this Agreement available to the Sponsor upon reasonable notice during Institution’s normal business hours. Research results and associated data contained in CRF’s and research reports generated pursuant to the Protocol shall be the property of the Sponsor. Sponsor may utilize all data and results for any reasonable purpose, including regulatory submissions.

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D.	Sponsor shall promptly report to Institution any findings from monitoring or safety reporting of this Study or studies using the same or similar Study Drug / Device or treatment regimen that could (i) affect the safety of Study subjects, (ii) affect Study subjects’ willingness to continue participation in the Study, (iii) influence the conduct of the research, or (iv) alter the IRB’s approval to continue the Study. Sponsor acknowledges and agrees that Institution may communicate any of the afore-mentioned findings to both current and former Study subjects, as well as any participants in studies using the same or similar Study Drug / Device or treatment regimen.
E.	For each research subject participating in the Study, Principal Investigator shall prepare and submit to Sponsor all original case report forms as required by the Protocol. Such case report forms shall be the property of Sponsor.

5.	COST AND PAYMENT

A.	As consideration for performance under the terms of this Agreement, Sponsor shall pay the Institution in accordance with the attached budget (Exhibit A). All costs outlined in the budget shall remain firm for the duration of the Study, unless otherwise agreed in writing by the Institution and Sponsor. Payments are not refundable. If not budgeted, the clinical trial EC/IRB review fee will be paid by Sponsor directly to the IEC/RB.
B.	Payments will be made by wire transfer.

6.	CONFIDENTIAL INFORMATION

A.	Sponsor shall not disclose confidential information to the Institution unless it is necessary to the Study. Any confidential information will be in writing and clearly marked by Sponsor as "Confidential" or if disclosed orally, written notice will be provided within thirty (30) days of disclosure (“Confidential Information”). Institution shall protect Sponsor’s Confidential Information with the same degree of care as Institution’s own confidential information.
B.	Confidential Information may be provided by Sponsor to the Principal Investigator orally and will be included in the definition of Confidential Information. In such cases, the Principal Investigator will assume all obligations for maintaining the confidentiality of such information. Institution shall bear no liability or obligation for Confidential Information disclosed orally to the Principal Investigator. If such information must be transmitted to the Institution in the conduct of its business or to meet the terms of this Agreement, it must be done in writing and marked “Confidential.”
C.	The Institution’s and the Principal Investigator’s obligations of confidentiality will exist during the performance of this Agreement and for five (5) years following termination or expiration of this Agreement, unless disclosure is required by law or regulation.

Exceptions are:

(i)	if Confidential Information is known by the Institution or Principal Investigator without restriction prior to disclosure under this Agreement;
(ii)	if Confidential Information is disclosed to the Institution or Principal Investigator by a third party without an obligation of confidentiality;
(iii)	if Confidential Information is available to the public through no fault of the Institution;
(iv)	if Confidential Information is independently developed by Institution or Principal Investigator without knowledge or use of Confidential Information disclosed by Sponsor under this Agreement;
(v)	or if Confidential Information is published or disclosed in accordance with the terms of this Agreement.

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D.	Research results and associated data generated by this Study conducted under this Agreement will be considered confidential unless approved in writing for release by the Sponsor.
E.	In the event the Sponsor comes into contact or otherwise has access to Study subject’s medical records, the Sponsor shall hold in confidence the identity of the subject and shall comply with all applicable law(s) regarding the confidentiality of such records. Sponsor will review and approve of the informed consent document and any HIPAA authorization document. Sponsor agrees that, should Sponsor gain access to any protected health information of Study subjects, Sponsor will treat such protected health information in accordance with the informed consent document, any HIPAA authorization document, and all applicable laws and regulations. If Sponsor gains access to any protected health information that is not covered by an informed consent or HIPAA authorization, Sponsor shall hold such information in the strictest confidence, shall not remove records containing such information from the Institution and, if inadvertently removed, shall immediately return any records containing such information to the Institution.

7.	PUBLICATIONS

A.	The Principal Investigator and Institution shall be free to publish and present the results and data from the Study with certain provisions.

i. The manuscript or abstract proposed to be published or presented shall be submitted to Sponsor for review and comment at least thirty (30) days prior to submission for publication or presentation to allow Sponsor to protect its rights to any patentable inventions disclosed in such publication or presentation and to permit Sponsor to request removal of any Confidential Information provided by Sponsor.

ii. Any such publication or presentation shall acknowledge, as appropriate, the contribution of Sponsor, its employees, agents and representatives.

B.	If this Study is part of a multicenter study, the Institution and the Principal Investigator for such Study agree that the first publication or presentation of the results and data of such Study shall be made in conjunction with the presentation of a joint, multicenter publication of the Study results and data with the investigators and the institutions from all appropriate sites contributing data, analyses and comments. Notwithstanding the foregoing, the Institution and/or Principal Investigator may publish or present the results and data from the Institution’s site individually

i. twelve (12) months after conclusion, abandonment or termination of the Study at all sites, or

ii. after Sponsor confirms there will be no multicenter Study publication, whichever occurs first.

C.	As part of the Institution's compliance with guidelines to facilitate publication of reports resulting from the Study (for example, the International Committee of Medical Journal Editors or World Health Organization guidelines), Institution shall have the right to register the Study, and make publicly available the information registered about the Study, and such information shall not be deemed Confidential Information.

8.	PATENTS AND INVENTIONS

A.	It is recognized and understood that the existing inventions and technologies of Sponsor and Institution are their separate property, respectively, and are not affected by this Agreement and neither party shall have any claims to or rights in such existing inventions and technologies of the other party.

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9.	USE OF THE INSTITUTION'S OR SPONSOR'S NAME (ADVERTISING)

Any announcement or press release related to the Study shall be at the sole discretion of the Sponsor. The Institution and the Sponsor will obtain prior written permission from each other at least three (3) days prior to using the name, symbols and/or marks of the other in any form of publicity in connection with the Study. This shall not include legally required disclosure by the Institution or Sponsor that identifies the existence of the Agreement and/or Study (such as ClinicalTrials.gov). Further, Sponsor's use of the name, symbols and/or marks of Institution, or names of Institution's employees, shall be limited to identification of Institution as the Study site and the Study staff as participants in the Study. Notwithstanding any provision in this Agreement to the contrary, Institution reserves the right to register the Study on its own registry in a manner consistent with the requirements of the International Committee of Medical Journal Editors (see, inter alia, "ClinicalTrials.gov Scope Expanded," NLM Technical Bulletin, No. 345, July-August 2005; "Clinical Trial Registration: A Statement from the International Committee of Medical Journal Editors," Annals of Internal Medicine, Vol. 141, No. 6, September 21, 2004).

10.	NOTICE

     Any notice shall be sent to the following addresses, with a copy also sent to the designated facsimile number. Notice shall be effective on the date of receipt.

INSTITUTION:	Applied Biology s.r.o. Jaurisova 515/4 140 00 Prague 4 - Michle Czech Republic

SPONSOR:	Jupiter Wellness, Inc. 725 N. Highway A1A, Suite C106 Jupiter, FL 33477 USA

11.	INDEMNIFICATION; LIMITATION OF LIABILITY; WAIVER

A.	Sponsor agrees to indemnify, defend and hold harmless the Institution, its trustees, officers, agents, representatives and employees, including Principal Investigator and any co- or sub-investigators, from any and all losses, injuries, harm, liabilities, claims, actions, suits, costs and expenses, including, without limitation, reasonable attorney’s fees, for personal injury (including death) or economic loss arising out of or connected with performance of the Study, including the use by Sponsor of Study results.
B.	The obligation of indemnification under this section shall not apply to the extent that liabilities are caused by (i) a failure of the Institution and/or Principal Investigator to use the Study Drug / Device in accordance with the Protocol or other written instructions of Sponsor or (ii) the negligence or willful misconduct of the Principal Investigator or any other employee of Institution.
C.	Institution must promptly notify Sponsor of any claim or suit against any party to be indemnified hereunder, must allow Sponsor to have full control of any disposition or settlement of such claim or suit, and must fully cooperate with Sponsor regarding such disposition or settlement.
D.	Sponsor shall not dispose or settle any claim admitting liability on the part of the Institution without Institution’s prior consent.
E.	SPONSOR HEREBY ACKNOWLEDGES AND AGREES THAT THE SERVICES PROVIDED BY APPLIED BIOLOGY ARE BEING PROVIDED TO SPONSOR “AS IS, WITH ALL FAULTS.” ALL WARRANTIES OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, ARE HEREBY EXPRESSLY DISCLAIMED TO THE FULLEST EXTENT PERMITTED BY LAW, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

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F.	REGARDLESS OF WHETHER ANY REMEDY SET FORTH HEREIN FAILS ITS ESSENTIAL PURPOSE, IN NO EVENT SHALL APPLIED BIOLOGY BE LIABLE TO SPONSOR FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, INDIRECT OR SIMILAR DAMAGES, INCLUDING LOST PROFITS, LOSS OF USE, OR PERSONAL INJURY EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12.	REPRESENTATION

A.	Sponsor acknowledges that Sponsor understands the risks associated with the Study and the services provided under this Agreement. Medical device and drug development programs often fail to demonstrate safety and/or effectiveness in clinical studies, fail to receive FDA approval, IRB/EC approval or may not be commercialized due to many reasons beyond the control of Applied Biology. Sponsor hereby waives all claims, and releases and holds harmless Applied Biology, it officers, directors, employees, and contractors from any damages and liabilities should the Study or any services associated with this Agreement fail to or receive an FDA or any other regulatory approval.

B.	IN NO EVENT SHALL APPLIED BIOLOGY BE LIABLE TO SPONSOR IN CONNECTION WITH THE RESULTS OR PERFORMANCE OF THE STUDY, INCLUDING BUT NOT LIMITED TO SUCH RESULTS’ COMPLIANCE WITH LAWS OR PRODUCT LAIBILITY CLAIMS.

13.	INSURANCE

Sponsor will maintain during the performance of this Agreement a policy or policies of comprehensive general liability insurance at levels sufficient to support the indemnification obligations in this Agreement. This includes product liability, in a minimum amount of $1,000,000 combined single limit per occurrence and in the aggregate with respect to personal injury, bodily injury and property damage. Sponsor will provide Institution with a certificate of insurance evidencing such coverage at the request of Institution.

14.	SUBJECT INJURY

 Sponsor shall reimburse Institution for the cost of providing necessary medical treatment to a Study subject for any injuries directly resulting from a Study subject’s participation in the Study, unless Institution’s negligence or misconduct caused the injury.

15.	TERMINATION

A.	This Agreement may be terminated by either party for any reason upon thirty (30) days prior written notice.
B.	Upon the effective date of expiration or termination, there shall be an accounting conducted by the Institution. Within thirty (30) days after receipt of the final accounting for a Study, Sponsor will make payment to the Institution for:
i.	All services rendered and monies expended by the Institution until the date of termination not yet paid for; and
ii.	Non-cancelable obligations, including any costs associated with termination, incurred for the Study by the Institution prior to the effective date of termination.

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C.	Termination of this Agreement by either party shall not affect the rights and obligations of the parties accrued prior to the effective date of the termination. The rights and duties under Articles 5 (Cost and Payment), 6 (Confidential Information), 7 (Publications), 8 (Patents and Inventions), 9 (Use of Name), 10 (Notice), 11 (Indemnification), 12 (Insurance) and 13 (Subject Injury) survive the termination or expiration of this Agreement.

16.	APPLICABLE LAW

This Agreement shall be governed by the laws of the Czech Republic, without regard to its principles of conflict of law. The parties agree that the provisions of this Agreement are intended to be interpreted and implemented so as to comply with all federal, state and local laws, rules and regulations applicable to the Institution, including, without limitation, Internal Revenue Service requirements regarding the avoidance of unrelated business income and the appropriate use of the proceeds of tax exempt bonds. If it is determined by the Internal Revenue Service or any other federal, state or local agency, department or instrumentality that the provisions of this Agreement are not in compliance with laws, rules and regulations applicable to Institution or that performance by Institution under this Agreement would not be in compliance with such, then the parties agree to modify the provisions and the implementation of this Agreement so as to be in compliance with all applicable federal, state and local laws, rules and regulations as determined by such governmental body.

17.	AMENDMENT

 This Agreement and the Protocol may only be extended, renewed or otherwise amended by the mutual written consent of the parties hereto. This Agreement including the Exhibits represents the entire understanding of the parties with respect to the subject matter hereof. In the event of any inconsistency between this Agreement and either an agreement between Principal Investigator and Sponsor or the Protocol, the terms of this Agreement shall govern. The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision hereof. Neither this Agreement nor the rights or obligations hereunder shall be assignable or otherwise transferred or subcontracted without the other party’s prior written consent.

18.	SUBCONTRACTOR

In the performances of all services hereunder, the Institution shall be deemed to be and shall be an independent contractor and, as such, shall not be entitled to any benefits applicable to employees of the Sponsor.

19.	FORCE MAJEURE

Neither party shall be liable for any failure to perform as required by this Agreement to the extent such failure to perform is due to circumstances reasonably beyond such party's control, including, without limitation, labor disturbances or labor disputes of any kind, accident, failure of any governmental approval required for full performance, civil disorders or commotions, acts of aggression, acts of God, energy or other conservation measures imposed by law or regulation, explosions, failure of utilities, mechanical breakdowns, material shortages, disease, or other such occurrence.

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20.	ARBITRATION

 Any dispute under this Agreement that cannot be settled amicably shall finally be settled under the arbitration rules promulgated by the American Arbitration Association as in effect on the date hereof by one or more arbitrators appointed by agreement of the Parties in accordance with such rules. If the Parties fail to agree on the appointment of an arbitrator or arbitrators within thirty (30) days from the date when the request for arbitration has been communicated to the other Party, an arbitrator or arbitrators shall be appointed by the American Arbitration Association. The arbitration proceedings shall be conducted in a mutually agreed jurisdiction. The arbitrator(s) shall establish the rules of procedure. During any such arbitration proceedings, each Party shall pay its legal fees, but the losing Party shall be assessed for the full cost of the arbitration proceedings including the administrative charges and the arbitration fees and the legal fees of the prevailing Party. Judgment upon the award rendered by the arbitrator(s) may be entered and enforced by any court having jurisdiction thereof. Either Party hereto may institute a demand for arbitration in accordance herewith at any time upon ten (10) days prior written notice to other.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate by proper persons thereunto duly authorized.

SPONSOR:	INSTITUTION:

Jupiter Wellness, Inc.	Applied Biology, s.r.o.

By: /s/ Brian John	By: /s/ Andy Goren
(Signature)	(Signature)

Print: Brian John	Print: Andy Goren

Title: CEO	Title: President

Date: July 12, 2021	Date: July 12, 2021

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